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                        Filed pursuant to Rule 424(b)(5)
                               File No. 333-32614

 Pricing Supplement No. 1 dated June 23, 2000 (to Prospectus dated June 21,
                                     2000).
                                 505,000 Shares
                            Genome Therapeutics Corp.
                                  Common Stock

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     On June 21, 2000, we sold 55,000 shares of our common stock, par value
$0.10 per share (the "Common Stock"), at a weighted average price of $37.4773 per share. On June 22, 2000, we sold 115,000 shares of Common Stock at a weighted average price of $35.0245 per share. On June 23, 2000, we sold 335,000 shares of Common Stock at a weighted average price of $31.3517 per share. Each of these sales was conducted through our agent, Tucker Anthony Incorporated, in transactions effected through the Nasdaq National Market.


Gross Proceeds to Genome Therapeutics Corp. . . . . . . . . . . . . . . . . . .      $16,591,888.00

Commission to Tucker Anthony  . . . . . . . . . . . . . . . . . . . . . . . . .         $414,763.00

Net Proceeds to Genome Therapeutics Corp. . . . . . . . . . . . . . . . . . . .      $16,177,125.00

On June 23, 2000 the last reported sales price of the
Common Stock on the Nasdaq National Market was. . . . . . . . . . . . . . . . .              $29.75


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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.